                                                                    EXHIBIT 10.9



                             STOCK OPTION AGREEMENT

         Option Agreement made May 12, 1992, between Hastings Books, Music & Video, Inc., a Texas corporation, hereinafter referred to as the corporation, and John H. Marmaduke the Chief Executive Officer of the Corporation, hereinafter referred to as Marmaduke.

                                    RECITALS

         The corporation deems Marmaduke to be an important and valuable Chief Executive Officer and deems it to be in the corporation's best interest and in the interest of its shareholders to provide Marmaduke an incentive to increase his proprietary interest in the corporation and desires to enter into this Agreement to grant to him an option to purchase 80,000 shares of the common shares of the corporation on certain terms and conditions.

         In consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the corporation and Marmaduke agree as follows:

         1. The corporation hereby irrevocably grants to Marmaduke, as a matter of separate agreement and not in lieu of salary or other compensation for services, the right and option, hereinafter called the "Option" to purchase all or any part of an aggregate of 80,000 full shares of authorized by non-issued common stock of the corporation on the terms and conditions herein set forth. Unless otherwise provided herein, this Option may not be exercised prior to February 1, 1997. Thereafter, the Option shall be exercisable in full or in part from time to time until January 31, 2007, at which time this Option shall terminate.

         2. The purchase price of the shares of common stocks subject to this option shall be as follows:

          Fiscal Year Option is Exercised                         Purchase Price per Share
          -------------------------------                         ------------------------
                (ending January 31)
                        1993                                             $39.20
                        1994                                              43.90
                        1995                                              49.17
                        1996                                              55.07
                        1997                                              61.68
                        1998                                              69.08
                        1999                                              77.37
                        2000                                              86.66
                        2001                                              97.06
               2002 (and thereafter)                                     108.70

         3. If the corporation shall issue any additional shares of stock by way of a stock dividend on, or split up, subdivision, or reclassification of outstanding common shares, then this Option shall be deemed to cover such additional shares to the extent that the same would have been issued to Marmaduke had such option been exercised in its entirety at the time of such issuance of additional shares, and there shall be a corresponding proportionate adjustment of the option price per share so that in the aggregate the option price for all shares then covered shall be the same as the aggregate option price for the shares remaining subject to the Option immediately prior to the issuance of such additional shares.

         4. Anything contained herein to the contrary, upon the dissolution or liquidation of the corporation or upon any merger or consolidation in which the company is not the surviving corporation, prior to the time that this Option shall become exercisable, Marmaduke shall have the right, immediately prior to such dissolution, liquidation, merger, or consolidation, to exercise the Option in full even though not otherwise exercisable.

         5. This Option shall not be transferrable by Marmaduke otherwise than by will and by the laws of dissent and distribution. During the lifetime of Marmaduke, the Option shall be exercised only by him.

         6. If Marmaduke shall die at any time prior to the expiration of this Option, the person or persons to whom the Option shall have been transferred by Will or the laws of dissent or distribution shall have the right within one year from the date of Marmaduke's death, to exercise in whole or in part the unexercised portion of this Option, but only to the extent that this Option is exercisable on the date of Marmaduke's death.

         7. Upon the termination of Marmaduke's employment by reason of permanent disability (as determined by the Board of Directors), Marmaduke may, within twelve (12) months from the date of termination exercise any portion of this option to the extent that such option is exercisable during the twelve
(12) month period. Upon termination of Marmaduke's employment due to retirement with the consent of the Board of Directors, Marmaduke may, within three (3) months after termination, exercise any option to the extent this Option is exercisable on the date of termination of employment. Except as provided above, this Option shall terminate upon the termination of Marmaduke's employment with the corporation.

         8. Payment for shares of stock purchased upon exercise of this Option shall be made in full in cash.

         9. The corporation will at all times during the terms of this Option reserve and keep available for issue such number of shares of its authorized and unissued common stock as will be sufficient to satisfy the requirements of this Option Agreement.

         10. This Option may not be exercised until this Agreement shall have been submitted to and approved by the shareholders of the corporation or until the shareholders of the corporation have otherwise waived their preemptive rights, if any, with respect to the shares issuable upon exercise of this Option.

         11. This Option Agreement shall be subject to and governed by the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in Amarillo, Texas, the day and year of first above written.


                                      HASTINGS BOOKS, VIDEO, INC.



                                      By: /s/ ILLEGIBLE
                                         ------------------------------------
                                         Chairman of the Board


                                      /s/ JOHN H. MARMADUKE
                                      ---------------------------------------
                                      John H. Marmaduke

                      AMENDMENT TO STOCK OPTION AGREEMENT

         WHEREAS, Hastings Entertainment, Inc. (the "Company") granted to JOHN
H. MARMADUKE ("Recipient") a stock option for 80,000 shares of stock dated May 12, 1992, pursuant to that certain Option Grant Agreement No. 5; and

         WHEREAS, the grant agreement provided that the exercise price of the option would increase over time; and

         WHEREAS, the Board of Directors of the Company determined that it would be in the best interest of the Company to amend the exercise price for such option and fix it for the term of the option; and

         WHEREAS, Recipient is agreeable to the establishment of a fixed price for the option.

         NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Recipient have agreed as follows:

         1. Option Grant Agreement No. 5 is amended as of January 15, 1998 to provide for a fixed exercise price of $56 per share for all shares granted under such Option Grant Agreement.


         2. Except as amended herein, all terms and conditions of the Option Grant Agreement No. 5 shall remain in full force and effect.

         WHEREFORE, the parties have executed this Amendment to Option Grant Agreement No. 5 as of January 15, 1998.

COMPANY:                                 HASTINGS ENTERTAINMENT, INC.



                                         By: /s/ PHILLIP HILL
                                            -----------------------------------
                                            Phillip Hill, Senior Vice President



RECIPIENT:


                                         /s/ JOHN H. MARMADUKE
                                         ----------------------------
                                         John H. Marmaduke